Exhibit 12.1

                     SCOTSMAN HOLDINGS, INC.AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                                                            Year Ended December 31,
                                            ---------------------------------------------------
                                             1994       1995       1996       1997      1998
                                             ----       ----       ----       ----      ----
                                                        (Dollars in thousands)
Earnings:
    Earnings from continuing
      operations before income taxes
      and extraordinary item                $ 1,772    $ 7,422    $15,175    $ 9,965    $12,456
    Fixed charges from below                 19,468     23,353     26,755     44,767     67,092
                                            -------    -------    -------    -------    -------
      Total earnings                        $21,240    $30,775    $41,930    $54,732    $79,548
                                            -------    -------    -------    -------    -------
Fixed Charges:
    Interest                                $18,705    $22,485    $25,797    $43,611    $65,110
    Interest component of rent expense:
      Total rent expense                    $ 2,288    $ 2,605    $ 2,875    $ 3,468    $ 5,947
      Portion considered interest expense        33%        33%        33%        33%        33%
                                            -------    -------    -------    -------    -------
               Interest component           $   763          $      868 $        958    $ 1,156
                                            -------    -------    -------    -------    -------
                                                                                        $ 1,982
               Total fixed charges          $19,468    $23,353    $26,755    $44,767    $67,092
                                            -------    -------    -------    -------    -------

Earnings to Fixed Charges                      1.1x       1.3x       1.6x       1.2x       1.2x
                                               ===        ===        ===        ===        ===